Exhibit 5.1

Opinion of McCarthy Tétrault LLP

September 16, 2005

World Heart Corporation

7799 Pardee Lane
Oakland, California

94621

Dear Sirs,

Re: Registration Statement of World Heart Corporation

We have acted as Canadian counsel to World Heart Corporation, a corporation incorporated under the laws of the Province of Ontario, Canada (the “Company”) in connection with the offer for resale in the United States of 18,188,889 common shares of the Company pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

We have examined such corporate records, agreements and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to questions of fact, material to such opinions, we have, when relevant facts were not independently established by us, relied on the documents we have examined or upon the certifications and representations of officers of the Company.  We have assumed the authenticity of all the documents presented to us as originals.

On July 29, 2005, the Company completed the acquisition of the assets of MedQuest Products, Inc. (now known as MQP Dissolution, Inc.) (“MedQuest”) pursuant to an asset purchase agreement dated as of January 31, 2005 between the Company and MedQuest, pursuant to which the Company issued as partial consideration for the purchase of the assets 9,300,000 common shares of the Company to MedQuest.

On July 29, 2005, the Company completed a private placement of 8,888,889 common shares of the Company to Maverick Venture Management, LLC (“Maverick”) for aggregate gross proceeds of $12 million pursuant to a purchase agreement dated as of January 31, 2005 between the Company and Maverick.

Based on the foregoing and having regard to the legal considerations which we deemed relevant we are of the opinion that the 18,188,889 common shares of the Company have been duly and validly issued as fully paid and non-assessable common shares in the capital of the Company.

We do not express any opinion as to any laws other than the laws of the Province of Ontario and the laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder for the purposes of any part of the Registration Statement.

Your very truly,

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP